EXHIBIT 99.1

American CareSource Holdings, Inc. Reports 2015 Full Year Financial Results

ATLANTA, March 28, 2016 (GLOBE NEWSWIRE) -- American CareSource Holdings, Inc. (NASDAQ:GNOW) (the "Company"), an urgent and primary care company operating under the name GoNow Doctors ("GoNow"), announced today financial results for the year ended December 31, 2015.

The Company’s total net revenues increased from $3.9 million in the year ended December 31, 2014 to $10.0 million, or 157%, for the year ended December 31, 2015. The 2015 results included an entire year of operations for the five urgent and primary care businesses acquired by the Company in 2014, and only 15 days of results from the Company’s December 15, 2015 acquisition of Medac Health Services, P.A. ("Medac").  The Company’s urgent and primary care net revenue for the year ended December 31, 2015 was $9.9 million. On a pro forma basis, including the full-year results of Medac, the Company’s urgent and primary care net revenue for the year ended December 31, 2015 was $19.2 million. For the year ended December 31, 2015, the Company and Medac's urgent and primary care net revenue were $9.9 million and $9.3 million, respectively, which comprise all of the pro forma revenue stated above.

Company operating loss from continuing operations increased from $7.2 million during the year ended December 31, 2014 to $12.5 million, or 73%, during the year ended December 31, 2015.  Among other things, the increase in operating losses resulted from a variety of events and circumstances the Company views as non-recurring in nature.  Such non-recurring expenses include the following: severance charges incurred in the reduction of corporate and clinic-level staff, transaction costs related to the Medac acquisition, cash and non-cash expenses incurred in connection with the unexpected death of the Company’s former CEO, impairment charges incurred to write-down certain underperforming assets, professional services fees paid to (among other things) facilitate the Company’s transition into the urgent and primary care business, costs incurred to relocate the Company’s headquarters from Dallas, Texas to Atlanta, Georgia, recruitment and other professional fees paid in the reconstruction of the Company’s accounting and finance team, costs to integrate the Company’s urgent and primary care centers, and a variety of other non-recurring costs and expenses.  In the aggregate, the Company estimates that non-recurring events and circumstances amount to approximately $4. 0 million for the year ended December 31, 2015.

On November 2, 2015, the Company commenced efforts to sell its ancillary network business. As a result, the results for this line of business are presented as a discontinued operations in the Company’s consolidated statement of operations and the related asset and liability accounts are presented as held for sale in the Company’s consolidated balance sheet as of December 31, 2015.

Total Company net loss, including the results of the discontinued operations, amounted to $6.8 million, or $(1.06) per diluted share during the year ended December 31, 2014, compared to $13.3 million, or $(2.15) per diluted share, during the year ended December 31, 2015.

Management Changes

After the close of the Company’s fiscal year, GoNow’s Board of Directors made several changes in its executive management:

  On January 8, 2016, Adam S. Winger, the Company’s VP of Acquisitions and General Counsel, was appointed to serve as President and Chief Executive Officer.

  Also on January 8, 2016, James A. Honn, the Company’s Chief Information Officer, was appointed to the additional position of Chief Operating Officer.

  On March 4, 2016, Robert Frye, the Company’s Controller and Principal Accounting Officer, was appointed to the additional position of Interim Chief Financial Officer.

In discussing the Company’s prospects, Adam S. Winger, President and Chief Executive Officer shared the following:

“While we are disappointed with our 2015 results, we are optimistic about the future of our urgent and primary care business. Our new management team is implementing a focused strategic plan that we believe will stabilize the ongoing operations and continue our pathway toward growth in our target geographies.  From a growth perspective, we intend to build on the strong momentum we carry forward from 2015.

Growth Prospects

In December 2015, we raised $7.5 million in gross proceeds from an underwritten public offering. We used the majority of those funds to close our asset acquisition with Medac, the 30-year leader in urgent care in Wilmington, North Carolina. We are extremely pleased with Medac’s performance since the closing, and we look forward to expanding the Medac brand in the near future.

While we remain opportunistic with respect to acquisitions, we intend to focus the majority of our expansion efforts and capital on developing new centers in our existing geographies.  To facilitate this growth, in March 2016, we announced our entry into a strategic development arrangement with Birmingham-based commercial real estate firm, Harbert Realty Services (“Harbert”).  Under the arrangement, we expect Harbert will build and develop up to 10 new GoNow Doctors facilities throughout Alabama, Georgia, North Carolina and Florida over the next 12 months. Harbert will pay all costs to acquire the land and construct the facilities according to our plans and specifications in exchange for GoNow’s entry into a long-term lease.  We will be Harbert’s preferred urgent care and family medicine tenant, which will confer preferential rights in Harbert’s retail developments.

By avoiding nearly all the front-end capital expenditures, we believe we can open approximately four or five new centers for the same cost it would take to acquire one center.  For this reason, we view our arrangement with Harbert as a critical catalyst for our Company’s growth and success, and we look forward to a long-term, mutually-beneficial relationship.

Operating Improvements

In addition to growing our clinic portfolio, we also expect to see significant improvements in the operating results of our existing urgent care centers as we continue to implement several key efficiency measures.   Among the actions taken over the past three months to right-size the business are the following:

  In January 2016, we made the difficult decision to close our Alpharetta, Georgia center.  The center experienced net operating losses of $0.9 million, which includes $.7 million of impairment charges in 2015, and after a careful analysis of the center’s performance, local competition, and other relevant factors, we were not able to justify a continued investment in the clinic.

  In February 2016, we began implementing a plan to improve several aspects of our revenue cycle.  Through our efforts, we aim to not only improve the efficiency of our collection process, but to also increase our overall net revenue by refining our billing and coding practices.

  In March 2016, we made the difficult decision to eliminate a number of positions within the company in an effort to reduce expenses and preserve cash.  We are confident the reductions were necessary and in the best interests of all stakeholders.

  Also in March 2016, we finalized the sublease of our existing office space and relocated our corporate headquarters.  The company will remain headquartered in Atlanta, Georgia, but we will now be leasing significantly less space at a more favorable rate, which we expect will result in net annual savings of approximately $0.2 million.

“We are excited about our future, and we believe the pathway is now clear for significant year-over-year growth in our urgent and primary care business.”

Internet Posting of Information

The Company routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.gonowdoctors.com. The Company encourages investors and potential investors to consult its website regularly for important information about the Company.

About American CareSource Holdings, Inc.

American CareSource Holdings, Inc. owns and manages a growing chain of 13 urgent and primary care centers operating under the tradenames Medac and GoNow Doctors and an ancillary services network that provides ancillary healthcare services through its nationwide provider network.  GoNow's stock trades on the NASDAQ Capital Market under the ticker "GNOW."

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, such as pro forma urgent and primary care net revenue. The Company’s management believes that the presentation of this measure provides useful information to investors. This measure may assist investors in evaluating the Company’s operations, period over period. This measure may exclude such items which may be highly variable, difficult to predict and of a size that could have substantial impact on the Company’s reported results of operations for a period. Management uses this and other non-GAAP measures internally for evaluation of the performance of the business, including the allocation of resources and the evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements

This press release contains "forward-looking statements," including statements related to our 2016 outlook and expectations related to cost savings. Forward-looking statements may be identified by their use of terms such as "anticipate", "believe", "anticipate", "confident", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "target", "will" and other similar terms. These statements are subject to significant risks and uncertainties, actual results and future events could differ materially from those projected, and we caution stockholders not to place undue reliance on the forward-looking statements contained in this press release. Risks and uncertainties exist related to the Company and its business due to a number of factors, including the statements under "Risk Factors" contained in our periodic reports filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We intend these forward-looking statements to speak only as of the date of this press release and undertake no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in our expectations, except as required by law.

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2015 and 2014
(amounts in thousands, except per share data)

	2015	2014
Net revenues:
Urgent and primary care	$9,919	$3,906
Service agreement	105	-
Total net revenues	10,024	3,906
Operating expenses:
Salaries, wages, contract medical professional fees and related expenses	11,087	5,279
Facility expenses	1,477	559
Medical supplies	848	399
Other operating expenses	6,795	3,949
Goodwill impairment charges	1,766	-
Other impairment charges	674	-
Depreciation and amortization	660	238
Total operating expenses	23,307	10,424
Operating (loss)	(13,283)	(6,518)

Other income:
Gain on cancellation of acquisition promissory note	289	-

Interest expense:
Interest expense	(382)	(115)
Gain/(loss) on warrant liability, net of deferred loan fees amortization	876	(534)
Total other income (expense) and interest expense	783	(649)
(Loss) from continuing operations before taxes	(12,500)	(7,167)
Income tax expense	16	70
Net (loss) from continuing operations	(12,516)	(7,237)

Income/(loss) from discontinued operations	(793)	474

Net (loss)	$(13,309)	$(6,763)
Basic net loss per common share, continuing operations	$(1.69)	$(1.13)
Diluted net loss per common share, continuing operations	$(2.04)	$(1.13)
Basic net income (loss) per common share, discontinued operations	$(0.11)	$0.07
Diluted net income (loss) per common share, discontinued operations	$(0.11)	$0.07
Basic weighted-average common shares outstanding	7,476	6,407
Diluted weighted-average common shares outstanding	7,525	6,407

AMERICAN CARESOURCE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014
(amounts in thousands, except per share data)

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$2,629	$1,020
Accounts receivable, net	1,498	1,587
Prepaid expenses and other current assets	391	81
Assets held for sale	2,644	4,492
Total current assets	7,162	7,180

Property and equipment, net	4,859	3,439

Other assets:
Deferred loan fees, net	1,154	2,666
Deferred offering costs	-	225
Other non-current assets	104	488
Intangible assets, net	1,885	925
Goodwill	5,921	6,182
Total other assets	9,064	10,486
Total assets	$21,085	$21,105

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Lines of credit	$11,100	$-
Accounts payable	1,609	762
Accrued liabilities	1,907	1,553
Current portion of promissory notes and notes payable	210	989
Capital lease obligations, current portion	134	117
Liabilities held for sale	5,435	3,533
Total current liabilities	20,395	6,954

Long-term liabilities:
Lines of credit	-	4,716
Promissory notes and notes payable	522	312
Capital lease obligations	1,630	1,764
Warrant derivative liability	-	3,200
Other long-term liabilities	344	222
Total long-term liabilities	2,496	10,214
Total liabilities	22,891	17,168

Stockholders' equity (deficit):
Preferred stock, $0.01 par value; 9,999 shares authorized	-	-
Series A convertible preferred stock; .86 shares authorized; .75 and 0 shares issued and outstanding in 2015 and 2014, respectively	664	-
Common stock, $0.01 par value; 40,000 shares authorized; 16,597 and 6,713 shares issued and outstanding in 2015 and 2014, respectively	165	67
Additional paid-in capital	32,535	25,731
Accumulated deficit	(35,170)	(21,861)
Total stockholders' equity (deficit)	(1,806)	3,937
Total liabilities and stockholders' equity (deficit)	$21,085	$21,105